Exhibit 99.1

2280 North Greenville Avenue, Richardson, TX 75082

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(972) 699-6811

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8200

FOSSIL, INC. APPOINTS GARY KUSIN

TO ITS BOARD OF DIRECTORS

Richardson, TX. August 11, 2011 — Fossil, Inc. (Nasdaq GS: FOSL) (the “Company”) announced the appointment of Gary Kusin to its Board of Directors effective today. With the appointment, the size of the Company’s Board of Directors is ten (10) members, including eight (8) independent directors and two (2) members of senior management.

Kosta Kartsotis, Chairman and Chief Executive Officer of the Company said, “We are very excited to have Gary join our Board of Directors. Gary’s significant entrepreneurial and leadership experience will be invaluable to us as we continue to execute our growth strategies.”

Mr. Kusin is a Senior Advisor to TPG, a private equity firm based in San Francisco and Ft. Worth. He is former president and chief executive officer of FedEx Kinko’s, today operating as FedEx Office. Prior to joining Kinko’s in 2001, Mr. Kusin was chief executive officer of HQ Global Workplaces, the world leader in serviced offices, now a part of Regus. In 1995, Mr. Kusin co-founded Laura Mercier Cosmetics, a makeup line now sold through leading specialty and department stores worldwide, which he sold to Neiman-Marcus in 1998. Prior to co-founding Laura Mercier Cosmetics, Mr. Kusin was president and co-founder of Babbage’s Inc., the leading consumer software specialty store chain in the US, which now operates under the name GameStop (NYSE: GME). Earlier in his career, he was vice president and general merchandise manager for the Sanger-Harris division of Federated Department Stores, today operating as Macy’s.

An Inc. magazine “Entrepreneur of Year” award winner, Mr. Kusin serves on the board of directors of Petco, Sabre Holdings, American Tire Distributors and Republic- a UK based men’s and women’s fashion apparel retailer. He earned a BA from the University of Texas at Austin and a MBA from the Harvard Business School.

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories. The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, soft accessories, shoes, and clothing. In the watch and jewelry product category, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessories products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis. The Company’s products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in the U.S. in approximately 120 countries worldwide through 23 company-owned foreign sales subsidiaries and a network of approximately 60 independent distributors. The Company also distributes its products in over 360 company-owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company is also available.